Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

•	GAAP results: net loss of $0.8 million (attributable to Astrotech Corporation), or $(0.04) per diluted share for the quarter ended June 30, 2014 and net loss of $5.0 million (attributable to Astrotech Corporation), or $(0.25) per diluted share, for the year ended June 30, 2014

•	EBITDA loss of $0.4 million for the quarter ended June 30, 2014 and $3.3 million for the year ended June 30, 2014

•	The sale of Astrotech Space Operations (“ASO”) to Lockheed Martin was completed on August 22, 2014 for $61.0 million

•	1st Detect was awarded a pivotal competitive contract for the Next Generation Chemical Detector (NGCD) program

•	1st Detect was granted four U.S. patents and filed nine U.S. patent applications during the fiscal year. In total, 1st Detect owns six key U.S. patents for its miniaturized mass spectrometer technology

Austin, Texas, September 29, 2014 – Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services and products and a manufacturer of next generation chemical detection instrumentation, today announced financial results for its fourth quarter and fiscal year ended June 30, 2014.

“With the successful completion of the sale of Astrotech Space Operations (“ASO”), we find ourselves with a healthy balance sheet and ideally positioned to execute the next phase of our corporate strategy,” said Thomas B. Pickens III, Chairman and CEO of Astrotech Corporation. "The recent award of the NGCD contract further validated our technological breakthrough at 1st Detect and we are eagerly pursuing additional opportunities."

The 1st Detect team continues to reinvent the industry with the recent announcement of the strategic alliance with SparkCognition, which will avail real-time predictive analytics to chemical detection, an industry first. This will allow customers to use cutting edge data analytics to solve complex problems by deriving solutions from disparate data sets using sophisticated and predictive algorithms.

“Our momentum is building and it is an exciting time to be part of Astrotech,” Pickens added. “We continue to engage with key industry partners to develop compelling solutions that address an expanding variety of lucrative markets.”

Fourth Quarter Results

The Company posted fourth quarter fiscal year 2014 net loss of $0.8 million, or $(0.04) per diluted share on revenue of $5.6 million compared with a fourth quarter fiscal year 2013 net income of $2.2 million or $0.11 per diluted share on revenue of $9.2 million.

Fiscal Year Results

The Company posted fiscal year 2014 net loss of $5.0 million, or $(0.25) per diluted share on revenue of $16.4 million compared with fiscal year 2013 net loss of $0.2 million, or $(0.01) per diluted share on revenue of $24.0 million.

Financial Position and Liquidity

Working capital was $(4.4) million as of June 30, 2014, which included $3.8 million in cash and cash equivalents and $1.3 million of accounts receivable.

About Astrotech Corporation

Astrotech is a leader in identifying and commercializing space technology for terrestrial use. 1st Detect Corporation is developing a breakthrough miniaturized mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development. Both are wholly owned subsidiaries of the parent.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, our ability to successfully develop our remaining Spacetech business unit, our ability to develop and integrate our miniaturized mass spectrometer, the MMS-1000™, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in Astrotech’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Astrotech assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eric Stober

Chief Financial Officer

Astrotech Corporation

512.485.9530

Tables follow

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ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenue	$5,640	$9,180	$16,423	$23,995
Cost of revenue	2,629	5,102	10,705	15,684
Gross profit	3,011	4,078	5,718	8,311
Operating expenses:
Selling, general and administrative	3,352	1,449	8,893	6,790
Research and development	704	586	2,505	2,080
Total operating expenses	4,056	2,035	11,398	8,870
Income (loss) from operations	(1,045)	2,043	(5,680)	(559)
Interest and other expense, net	(5)	(44)	(182)	(164)
Income (loss) before income taxes	(1,050)	1,999	(5,862)	(723)
Income tax benefit (expense)	2	—	(6)	—
Net income (loss)	(1,048)	1,999	(5,868)	(723)
Less: Net loss attributable to noncontrolling interest*	(226)	(156)	(908)	(538)
Net income (loss) attributable to Astrotech Corporation	$(822)	$2,155	$(4,960)	$(185)

Net income (loss) per share attributable to Astrotech Corporation, basic and diluted	$(0.04)	$0.11	$(0.25)	$(0.01)

*	Noncontrolling interest resulted from grants of restricted stock in 1st Detect and Astrogenetix to certain employees, officers and directors. Please refer to the June 30, 2014 10-K filed with the Securities and Exchange Commission for further detail.

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,
	2014	2013
Assets
Cash and cash equivalents	$3,831	$5,096
Accounts receivable, net of allowance	1,279	5,317
Prepaid expenses and other current assets	574	503
Total current assets	5,684	10,916
Property, plant, and equipment, net	35,069	37,035
Other assets, net	29	51
Total assets	$40,782	$48,002

Liabilities and stockholders’ equity
Current liabilities	$10,093	$6,609
Long-term liabilities	389	5,913
Stockholders’ equity	30,300	35,480
Total liabilities and stockholders’ equity	$40,782	$48,002

ASTROTECH CORPORATION AND SUBSIDIARIES

Unaudited Reconciliation of Non-GAAP Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

 (In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
EBITDA	$(405)	$2,623	$(3,273)	$1,642
Depreciation & amortization	589	563	2,356	2,115
Interest expense	56	61	233	250
Income tax benefit (expense)	2	—	(6)	—
Net income (loss)	(1,048)	1,999	(5,868)	(723)
Net loss attributable to noncontrolling interest	(226)	(156)	(908)	(538)
Net income (loss) attributable to Astrotech Corporation	$(822)	$2,155	$(4,960)	$(185)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-U.S. GAAP financial measure. We included information concerning EBITDA because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA is frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

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